File No. 33-5270
33-16338

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 109	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 109	[X]

The Dreyfus/Laurel Funds, Inc.
(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation
200 Park Avenue, New York, New York 10166
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq.
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maine Lane
New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibits N(11) and N(12) to Item 23 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file revised Rule 18f-3 Plans as Exhibits N(11) and N(12) to Item 23 to this Registration Statement on Form N-1A.

With respect to Dreyfus Premier Core Equity Fund, Parts A and B of Post-Effective Amendment No. 107 to the Registration Statement on Form N-1A filed on December 27, 2007 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein; and

With respect to Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Limited Term Income Fund and Dreyfus Premier Strategic Income Fund, Parts A and B of Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A filed on February 27, 2008 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS, INC.

(formerly, The Laurel Funds, Inc.)

PART C.

OTHER INFORMATION

Item 23. Exhibits
A(1)	Articles of Incorporation dated July 31, 1987. Incorporated by reference to Post-Effective Amendment No. 41 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 41”).

A(2)	Articles Supplementary dated October 15, 1993 increasing authorized capital stock. Incorporated by reference to
Post-Effective Amendment No. 39 to the Registrant’s Registration Statement on Form N-1A (“Post Effective
Amendment No. 39”).

A(3)	Articles of Amendment dated March 31, 1994. Incorporated by reference to Post-Effective Amendment No. 41.

A(4)	Articles Supplementary dated March 31, 1994 reclassifying shares. Incorporated by reference to Post-Effective
Amendment No. 41.

A(5)	Articles Supplementary dated May 24, 1994 designating and classifying shares. Incorporated by reference to Post-
Effective Amendment No. 39.

A(6)	Articles of Amendment dated October 17, 1994. Incorporated by reference to Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 31”).

A(7)	Articles Supplementary dated December 19, 1994 designating classes. Incorporated by reference to Post-Effective
Amendment No. 32 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No.
32”).

A(8)	Articles of Amendment dated June 9, 1995. Incorporated by reference to Post-Effective Amendment No. 39.

A(9)	Articles of Amendment dated August 30, 1995. Incorporated by reference to Post-Effective Amendment No. 39.

A(10)	Articles Supplementary dated August 31, 1995 reclassifying shares. Incorporated by reference to Post-Effective
Amendment No. 39.

A(11)	Articles of Amendment dated October 31, 1995 designating and classifying shares. Incorporated by reference to
Post-Effective Amendment No. 41.

A(12)	Articles of Amendment dated November 22, 1995 designating and reclassifying shares. Incorporated by reference to Post-Effective Amendment No. 41.

A(13)	Articles of Amendment dated July 15, 1996. Incorporated by reference to Post-Effective Amendment No. 53 to the
Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 53”).

A(14)	Articles of Amendment dated February 27, 1997. Incorporated by reference to Post-Effective Amendment No. 53.

A(15)	Articles of Amendment dated August 13, 1997. Incorporated by reference to Post-Effective Amendment No. 53.

A(16)	Articles of Amendment dated October 30, 1997. Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement on Form N-1A.

A(17)	Articles of Amendment dated March 25, 1998. Incorporated by reference to Post-Effective Amendment No. 62 to the Registrant’s Registration Statement on Form N-1A.

A(18)	Articles of Amendment dated July 30, 1998. Incorporated by reference to Post-Effective Amendment No. 67.

A(19)	Articles of Amendment (relating to Dreyfus Premier Balanced Fund, Dreyfus Premier Core Equity Fund, Dreyfus
Premier Large Company Stock Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Midcap Stock
Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund and Dreyfus Premier
Strategic Income Fund) in connection with redesignation of Class R shares as Class I shares. Incorporated by reference to Post-Effective Amendment No. 107 to Registrant’s Registration Statement on Form N-1A filed on
December 27, 2007.

A(20)	Articles Supplementary dated August 9, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(21)	Articles Supplementary dated March 15, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(22)	Articles of Amendment dated March 15, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(23)	Articles of Amendment dated January 31, 2002. Incorporated by reference to Post-Effective Amendment No. 83.

A(24)	Articles Supplementary dated January 31, 2002. Incorporated by reference to Post-Effective Amendment No. 83.

A(25)	Articles Supplementary dated May 12, 2004 are incorporated by reference to Post-Effective Amendment No. 89 to
Registrant’s Registration Statement on Form N-1A filed on May 13, 2004.

A(26)	Articles Supplementary dated May 17, 2006 are incorporated by reference to Post-Effective Amendment No. 99 to
Registrant’s Registration Statement on Form N-1A filed on June 29, 2006.

A(27)	Articles Supplementary dated June 30, 2006 are incorporated by reference to Post-Effective Amendment No. 108 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2008.

A(28)	Articles Supplementary dated July 2, 2007 are incorporated by reference to Post-Effective Amendment No. 106 to
Registrant’s Registration Statement on Form N-1A filed on December 26, 2007.

B(1)	Amended and restated Bylaws dated February 1, 2006 are incorporated by reference to Post-Effective Amendment
No. 96 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2006.

D(1)	Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated October 17, 1994.
Incorporated by reference to Post-Effective Amendment No. 41.

D(2)	Assignment and Assumption Agreement among Mellon Bank, N.A., The Dreyfus Corporation and the Registrant,
dated November 1, 1995 (relating to Investment Management Agreement). Incorporated by reference to Post-
Effective Amendment No. 31.

D(3)	Amended Exhibit A to Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated
April 4, 2000. Incorporated by reference to Post-Effective Amendment No. 67.

D(4)	Management Agreement between the Registrant (on behalf on Dreyfus Premier Strategic Income Fund) and The
Dreyfus Corporation, dated April 20, 2006 is incorporated by reference to Post-Effective Amendment No. 99 to the
Registration Statement on Form N-1A filed on June 29, 2006.

D(5)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. with respect to
Dreyfus Premier Core Equity Fund (formerly, Dreyfus Tax-Smart Growth Fund), dated July 30, 1998.
Incorporated by reference to Post-Effective Amendment No. 67.

D(6)	Sub-Investment Advisory Agreement between the Dreyfus Corporation and Fayez Sarofim & Co. with respect to
Dreyfus Premier Tax Managed Growth Fund, dated October 23, 1997. Incorporated by reference to Post-Effective
Amendment No. 76.

E(1)	Distribution Agreement dated March 22, 2000 is incorporated by reference to Post-Effective Amendment No. 87 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

E(2)	Amended Exhibit A (dated April 20, 2006) to Distribution Agreement dated March 22, 2000 (relating to Dreyfus
Premier Strategic Income Fund) is incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s
Registration Statement on Form N-1A filed on June 29, 2006.

E(3)	Forms of Service Agreements are incorporated by reference to Post-Effective Amendment No. 103 to Registrant’s
Registration Statement on Form N-1A filed on February 28, 2007.

E(4)	Forms of Supplemental to Service Agreements are incorporated by reference to Post-Effective Amendment No. 103 to Registrant’s Registration Statement on Form N-1A filed on February 28, 2007.

F	Not Applicable.

G	Form of Custody Agreement between the Registrant and Mellon Bank, N.A. Incorporated by reference to Post-
Effective Amendment No. 79.

H	Amended and Restated Transfer Agency Agreement, dated as of June 1, 2007, between the Registrant and Dreyfus
Transfer, Inc., is incorporated by reference to Post-Effective Amendment No. 108 to Registrant’s Registration
Statement on Form N-1A filed on February 27, 2008.

I(1)	Opinion of counsel. Incorporated by reference to the Registration Statement and to Post-Effective Amendment No.
32, and Post-Effective Amendment No. 56, and Post-Effective Amendment No. 67.

I(2)	Consent and opinion of counsel, dated June 27, 2007, is incorporated by reference to Post-Effective Amendment
No. 105 to the Registration Statement on Form N-1A filed on June 28, 2007.

J	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit J of Post
Effective Amendment No. 108 to the Registration Statement on Form N-1A, filed on February 27, 2008.

K	Letter of Investment Intent. Incorporated by reference to the Registration Statement.

M(1)	Amended and Restated Distribution Plan effective as of March 22, 2000, (relating to Investor Class Shares and
Class A Shares) for Dreyfus Bond Market Index Fund, Dreyfus Money Market Reserves, Dreyfus Municipal
Reserves, Dreyfus U.S. Treasury Reserves, Dreyfus Premier Balanced Fund, Dreyfus Premier Limited Term
Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus
Premier Midcap Stock Fund and Dreyfus Premier Large Company Stock Fund is incorporated by reference to Post-
Effective Amendment No. 87 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(2)	Amended and Restated Distribution Plan for Dreyfus Disciplined Stock Fund is incorporated by reference to Post-
Effective Amendment No. 61 to the Registrant’s Registration Statement (“Post-Effective Amendment No. 61”).

M(3)	Amended and Restated Distribution Plan, effective as of March 22, 2000 and as revised April 15, 2002, (relating to
Class A shares) for Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment
No. 87 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(4)	Distribution Plan, as revised April 15, 2002, (relating to Class B and Class C shares) for Dreyfus Premier Balanced
Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax
Managed Growth Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Large Company Stock Fund and
Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(5)	Revised Distribution Plan dated April 15, 2002 (relating to Class T shares) for Dreyfus Premier Tax Managed
Growth Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier

Balanced Fund, Dreyfus Premier Small Cap Value Fund and Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to Registrant’s Registration Statement on Form N-1A filed on
February 27, 2004.

M(6)	Distribution Plan dated April 20, 2006 (relating to Class C) for Dreyfus Premier Strategic Income Fund is
incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s Registration Statement on Form N-
1A filed on June 29, 2006.

M(7)	Distribution Plan, as revised April 26, 2007, (relating to Class B shares) for Dreyfus Municipal Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-
1A filed on May 1, 2007.

M(8)	Amended and Restated Service Plan, effective as of March 22, 2000, (relating to Class B, Class C and Class T shares) for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier
Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus
Premier Core Equity Fund and (relating to Class B and Class C shares) Dreyfus Premier Limited Term Income
Fund. Incorporated by reference to Post-Effective Amendment No. 81.

M(9)	Amended and Restated Shareholder Servicing Plan, effective as of March 22, 2000, for Dreyfus Institutional
Government Money Market Fund, Dreyfus Institutional Prime Money Market Fund and Dreyfus U.S. Treasury
Money Market Fund. Incorporated by reference to Post-Effective Amendment No. 77.

M(10)	Shareholder Services Plan dated April 20, 2006 for Dreyfus Premier Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s Registration Statement on Form N-1A filed on June
29, 2006.

M(11)	Shareholder Services Plan, dated April 26, 2007, (relating to Class B shares) for Dreyfus Municipal Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-
1A filed on May 1, 2007.

N(1)	Amended Rule 18f-3 Plan for Dreyfus Bond Market Index Fund, dated December 31, 1999. Incorporated by reference to Post-Effective Amendment No. 76 to Registrant’s Registration Statement on Form N-1A filed on
February 17, 2000.

N(2)	Amended Rule 18f-3 Plan, amended April 15, 2002, for Dreyfus Premier Large Company Stock Fund, Dreyfus
Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund,
Dreyfus Premier Small Cap Value Fund and Dreyfus Premier Core Equity Fund is incorporated by reference to
Post-Effective Amendment No. 81 to Registrant’s Registration Statement on Form N-1A filed on February 12,
2002.

N(3)	Amended Rule 18f-3 Plan, as revised November 17, 2003, for Dreyfus Premier Large Company Stock Fund,
Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth
Fund, Dreyfus Premier Small Cap Value Fund and Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 86 to Registrant’s Registration Statement on Form N-1A filed on December 23,
2003.

N(4)	Rule 18f-3 Plan, as revised November 17, 2003, for Dreyfus Premier Limited Term Income Fund, is incorporated by reference to Post-Effective Amendment No. 87 to Registrant’s Registration Statement on Form N-1A filed on
February 27, 2004.

N(5)	Revised Rule 18f-3 Plan for Dreyfus Money Market Reserves, Dreyfus Municipal Reserves and Dreyfus U.S.
Treasury Reserves, dated April 26, 1995 and revised as of June 6, 2003 is incorporated by reference to Post-
Effective Amendment No. 101 to Registrant’s Registration Statement on Form N-1A filed on December 22, 2006.

N(6)	Rule 18f-3 Plan, amended as of June 1, 2006, for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier
Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus
Premier Small Cap Value Fund, Dreyfus Premier Core Equity Fund and Dreyfus Premier Limited Term Income
Fund is incorporated by reference to Post-Effective Amendment No. 98 to Registrant’s Registration Statement on
Form N-1A filed on June 1, 2006.

N(7)	Amended Exhibit A (dated April 20, 2006) to Rule 18f-3 Plan, amended as of June 1, 2006, for Dreyfus Premier
Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s
Registration Statement on Form N-1A filed on June 29, 2006.

N(8)	Rule 18f-3 Plan, as revised April 26, 2007, for Dreyfus Money Market Reserves, Dreyfus Municipal Reserves and
Dreyfus U.S. Treasury Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s
Registration Statement on Form N-1A filed on May 1, 2007.

N(9)	Rule 18f-3 Plan, amended as of June 1, 2007, (relating to Class A, Class C, Class I and Class T) for Dreyfus
Premier Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 106 to Registrant’s
Registration Statement on Form N-1A filed on December 26, 2007.

N(10)	Rule 18f-3 Plan, amended as of June 1, 2007, for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier
Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus
Premier Small Cap Value Fund, Dreyfus Premier Core Equity Fund and (relating to Class A, Class B, Class C and
Class I only) Dreyfus Premier Limited Term Income Fund is incorporated by reference to Post-Effective
Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on December 26, 2007.

N(11)	Rule 18f-3 Plan for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus
Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund,
Dreyfus Premier Core Equity Fund and Dreyfus Premier Limited Term Income Fund (relating to Class A, Class B,
Class C and Class I only), amended as of August 1, 2008, is filed herewith.

N(12)	Rule 18f-3 Plan for Dreyfus Premier Strategic Income Fund (relating to Class A, Class C and Class I only), amended as of August 1, 2008, is filed herewith.

P(1)	Code of Ethics adopted by the Registrant is incorporated by reference to Post-Effective Amendment No. 108 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2008.

P(2)	Code of Ethics adopted by the Sub-Investment Adviser to the Registrant. Incorporated by reference to Post-
Effective Amendment No. 95 to Registrant’s Registration Statement on Form N-1A filed on December 28, 2005.

Other Exhibits
(1)	Power of Attorney of J. David Officer and James Windels, dated January 23, 2007 is incorporated by reference to (other exhibits) of Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A, filed on February 28, 2007.

(2)	Power of Attorney of the Directors dated March 16, 2000. Incorporated by reference to Post-Effective No. 84.

(3)	Certificate of Assistant Secretary dated December 28, 2005. Incorporated by reference to Post-Effective Amendment No. 95

Item 24. Persons Controlled by or under Common Control with Registrant

Not applicable.

Item 25. Indemnification

The Registrant’s charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys’ fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

     Article Tenth of the Registrant’s Articles of Incorporation and any amendments thereto, Article X of Registrant’s Amended and Restated Bylaws, Section 2-418 of the Maryland General Corporation Law and Section 1.11 of the Distribution Agreement.

Item 26. Business and Other Connections of Investment Adviser

     (a) The Dreyfus Corporation (“Dreyfus”) and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

      (b) The Registrant (on behalf of Dreyfus Premier Core Equity Fund and Dreyfus Premier Tax Managed Growth Fund (the “Funds”)) is fulfilling the requirement of this Item 26(b) to provide a list of the officers and directors of Fayez Sarofim & Co., the sub-investment adviser of the Funds, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Fayez Sarofim & Co., or those of its officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Fayez Sarofim & Co. (SEC File No. 801-1725).

ITEM 26.	Business and Other Connections of Investment Adviser (continued)

Officers and Directors of Investment Adviser

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates
Jonathan Baum	MBSC Securities Corporation++	Chief Executive Officer	3/08 - Present
Chief Executive Officer		Chairman of the Board	3/08 - Present
and Director		Director	6/07 - 3/08
		Executive Vice President	6/07 - 3/08
	Dreyfus Service Corporation++	Director	8/06 - 6/07
		Executive Vice President	8/06 - 6/07
J. Charles Cardona	MBSC Securities Corporation++	Director	6/07 - Present
President and Director		Executive Vice President	6/07 - Present
	Dreyfus Service Corporation++	Executive Vice President	2/97 – 6/07
		Director	8/00 – 6/07
Diane P. Durnin	None
Vice Chair and Director
Jonathan Little	Mellon Global Investments	Chief Executive Officer	5/02 - Present
Chair of the Board	London, England	Director	5/02 - Present
	Mellon Fund Managers Limited+	Director	5/03 - Present
	Mellon Global Investments (Holdings) Ltd. +	Director	9/03 - Present
	Mellon Global Investing Corp. +	Director	5/02 - Present
	Mellon International Investment Corp. +	Director	4/02 - Present
	Mellon Overseas Investment Corp. +	Director	12/02 - Present
	Hamon Investment Group PTE Ltd. +	Director	3/02 - Present
	Mellon Chile Holdings, S.A. +	Director	7/03 - Present
	Mellon Global Funds, plc+	Director	12/00 - Present
	Mellon Global Management Ltd. +	Director	11/00 - Present
	Mellon Global Investments Japan Ltd. +	Director	6/02 - Present
	Universal Liquidity Funds, plc+	Director	11/00 - Present
	Pareto Investment Management Ltd. +	Director	11-04 - Present
	Mellon Global Investments (Asia) Ltd.+	Director	5/01 - Present
	Mellon Global Investments Australia Ltd. +	Director	10/02 - Present
	Mellon Australia Ltd. +	Director	7/02 - Present
	Mellon Alternative Strategies Ltd. +	Director	10/04 - Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Little	NSP Financial Services Group Pty Ltd. +	Director	12/01 - Present
Chair of the Board
(continued)

	Kiahan Ltd. +	Director	12/01 - Present

Phillip N. Maisano	Mellon Bank, N.A.+	Senior Vice President	4/06 - Present
Director, Vice Chair and
Chief Investment Officer
	EACM Advisors LLC	Chairman of Board	8/04 - Present
	200 Connecticut Avenue	Chief Executive Officer	8/04 - 5/06
Norwalk, CT 06854-1940

	Founders Asset Management LLC****	Member, Board of	11/06 - Present
Managers

	Standish Mellon Asset Management Company,	Board Member	12/06 - Present
LLC
One Financial Center
Boston, MA 02211

	Mellon Capital Management Corporation***	Director	12/06 - Present

	Mellon Equity Associates, LLP+	Board Member	12/06 - Present

	Newton Management Limited	Board Member	12/06 - Present
London, England

	Franklin Portfolio Associates, LLC*	Board Member	12/06 - Present

Mitchell E. Harris	Standish Mellon Asset Management Company	Chairman	2/05 - Present
Director	LLC	Chief Executive Officer	8/04 - Present
	One Financial Center	Member, Board of	10/04 - Present
	Boston, MA 02211	Managers

	Palomar Management	Director	12/97 - Present
London, England

	Palomar Management Holdings Limited	Director	12/97 - Present
London, England

	Pareto Investment Management Limited	Director	9/04 – Present
London, England

	MAM (DE) Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees

	MAM (MA) Holding Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees

Ronald P. O’Hanley	Mellon Financial Corporation+	Vice Chairman	6/01 - Present
Director
	Mellon Bank, N.A. +	Vice Chairman	6/01 – Present

	TBC General Partner, LLC*	President	7/03 - Present

C-4

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Ronald P. O’Hanley	Standish Mellon Asset Management Company,	Board Member	7/01 – Present
Director	LLC
(continued)	One Financial Center
Boston, MA 02211

	Franklin Portfolio Holdings, LLC*	Director	12/00 - Present

	Franklin Portfolio Associates, LLC*	Director	4/97 – Present

	Pareto Partners (NY)	Partner Representative	2/00 – Present
505 Park Avenue
NY, NY 10022

	Buck Consultants, Inc.++	Director	7/97 – Present

	Newton Management Limited	Executive Committee	10/98 - Present
	London, England	Member
		Director	10/98 - Present

	Mellon Global Investments Japan Ltd	Non-Resident Director	11/98 - 4/06
Tokyo, Japan

	TBCAM Holdings, LLC*	Director	1/98 – Present

	Fixed Income (MA) Trust*	Trustee	6/03 – Present

	Fixed Income (DE) Trust*	Trustee	6/03 – Present

	Pareto Partners	Partner Representative	5/97 – Present
271 Regent Street
London, England W1R 8PP

	Mellon Capital Management Corporation***	Director	2/97 – Present

	Mellon Equity Associates, LLP+	Executive Committee	1/98 – Present
Member
		Chairman	1/98 – Present

	Mellon Global Investing Corp.*	Director	5/97 – Present
		Chairman	5/97 - Present
		Chief Executive Officer	5/97 – Present

Scott E. Wennerholm	Mellon Capital Management Corporation***	Director	10/05 - Present
Director

	Newton Management Limited	Director	1/06 – Present
London, England

	Pareto Investment Management Limited	Director	3/06 – Present
London, England

	Mellon Equity Associates, LLP+	Executive Committee	10/05 - Present
Member

	Standish Mellon Asset Management Company,	Member, Board of	10/05 - Present
	LLC	Managers
One Financial Center
Boston, MA 02211

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Scott E. Wennerholm	The Boston Company Holding, LLC*	Member, Board of	4/06 – Present
Director		Managers
(continued)

	Mellon Bank, N.A. +	Senior Vice President	10/05 - Present

	Mellon Trust of New England, N. A.*	Director	4/06 – Present
		Senior Vice President	10/05 - Present

	MAM (DE) Trust+++++	Member of Board of	1/07 - Present
Trustees

	MAM (MA) Holding Trust*	Member of Board of	1/07 - Present
Trustees

J. David Officer	MBSC Securities Corporation++	President	6/07 – Present
Chief Operating Officer,		Director	6/07 – Present
Vice Chair and Director
	Dreyfus Service Corporation++	President	3/00 – 6/07
		Director	3/99 – 6/07

	MBSC, LLC++	Manager, Board of	4/02 – 6/07
Managers
		President	4/02 – 6/07

	Dreyfus Transfer, Inc. ++	Chairman and Director	2/02 - Present

	Dreyfus Service Organization, Inc.++	Director	3/99 – 3/07

	Seven Six Seven Agency, Inc.++	Director	10/98 - 4/07

	Mellon Residential Funding Corp. +	Director	4/97 - Present

	Mellon Bank, N.A.+	Executive Vice President	2/94 - Present

	Laurel Capital Advisors+	Chairman	1/05 - Present
		Chief Executive Officer	1/05 - Present

	Mellon United National Bank	Director	3/98 - Present
1399 SW 1st Ave., Suite 400
Miami, Florida

Dwight Jacobsen	Pioneer Investments	Senior Vice President	4/06 - 12/07
Executive Vice President	60 State Street
Boston, Massachusetts

Patrice M. Kozlowski	None
Senior Vice President –
Corporate
Communications

Gary Pierce	The Dreyfus Trust Company+++	Chief Financial Officer	7/05 - Present
Controller		Treasurer	7/05 - Present

	MBSC, LLC++	Chief Financial Officer	7/05 – 6/07
		Manager, Board of	7/05 – 6/07
Managers

	MBSC Securities Corporation++	Director	6/07 – Present
		Chief Financial Officer	6/07 – Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Gary Pierce	Dreyfus Service Corporation++	Director	7/05 – 6/07
Controller		Chief Financial Officer	7/05 – 6/07
(continued)

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 – Present

	Dreyfus Consumer Credit	Treasurer	7/05 - Present
Corporation ++

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 - Present

	Dreyfus Service	Treasurer	7/05 - Present
Organization, Inc.++

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly	The Dreyfus Family of Funds++	Chief Compliance	10/04 - Present
Chief Compliance Officer		Officer
	The Mellon Funds Trust++	Chief Compliance	10/04 - Present
Officer
	MBSC, LLC++	Chief Compliance	10/04 – 6/07
Officer
	MBSC Securities Corporation++	Chief Compliance	6/07 - Present
Officer
	Dreyfus Service Corporation	Chief Compliance	10/04 – 6/07
Officer

Jill Gill	Mellon Financial Corporation +	Vice President	10/01 - Present
Vice President –
Human Resources	MBSC Securities Corporation++	Vice President	6/07 - Present

	Dreyfus Service Corporation++	Vice President	10/06 - 6/07

Anthony Mayo	None
Vice President -
Information Systems

Theodore A. Schachar	MBSC Securities Corporation++	Vice President - Tax	6/07 – Present
Vice President – Tax

	Dreyfus Service Corporation++	Vice President - Tax	10/96 – 6/07

	MBSC, LLC++	Vice President - Tax	4/02 – 6/07

	The Dreyfus Consumer Credit Corporation ++	Chairman	6/99 - Present
		President	6/99 - Present

	Dreyfus Service Organization, Inc.++	Vice President - Tax	10/96 - Present

John E. Lane	A P Colorado, Inc. +	Vice President – Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

John E. Lane	Allomon Corporation+	Vice President– Real	8/07 – Present
Vice President		Estate and Leases
(continued)
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – Present
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
Jeanne M. Login	A P Colorado, Inc. +	Vice President– Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	APT Holdings Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	BNY Investment Management Services LLC++++	Vice President– Real	1/01 – Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jeanne M. Login	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Vice President		Estate and Leases
(continued)
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases

James Bitetto	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present
Secretary
	Dreyfus Service Corporation++	Assistant Secretary	8/98 – 6/07

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present
		Director	2/02 – 7/06

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 595 Market Street, Suite 3000, San Francisco, California 94105.
****	The address of the business so indicated is 2930 East Third Avenue, Denver, Colorado 80206.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 27.	Principal Underwriters

(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.

2.	CitizensSelect Funds

3.	Dreyfus A Bonds Plus, Inc.

4.	Dreyfus Appreciation Fund, Inc.

5.	Dreyfus BASIC Money Market Fund, Inc.

6.	Dreyfus BASIC U.S. Mortgage Securities Fund

7.	Dreyfus BASIC U.S. Government Money Market Fund

8.	Dreyfus Bond Funds, Inc.

9.	Dreyfus California Intermediate Municipal Bond Fund

10.	Dreyfus California Tax Exempt Money Market Fund

11.	Dreyfus Cash Management

12.	Dreyfus Cash Management Plus, Inc.

13.	Dreyfus Connecticut Intermediate Municipal Bond Fund

14.	Dreyfus Connecticut Municipal Money Market Fund, Inc.

15.	Dreyfus Fixed Income Securities

16.	Dreyfus Florida Intermediate Municipal Bond Fund

17.	Dreyfus Florida Municipal Money Market Fund

18.	Dreyfus Founders Funds, Inc.

19.	The Dreyfus Fund Incorporated

20.	Dreyfus GNMA Fund, Inc.

21.	Dreyfus Government Cash Management Funds

22.	Dreyfus Growth and Income Fund, Inc.

23.	Dreyfus Growth Opportunity Fund, Inc.

24.	Dreyfus Index Funds, Inc.

25.	Dreyfus Institutional Cash Advantage Funds

26.	Dreyfus Institutional Money Market Fund

27.	Dreyfus Institutional Preferred Money Market Funds

28.	Dreyfus Insured Municipal Bond Fund, Inc.

29.	Dreyfus Intermediate Municipal Bond Fund, Inc.

30.	Dreyfus International Funds, Inc.

31.	Dreyfus Investment Grade Funds, Inc.

32.	Dreyfus Investment Portfolios

33.	The Dreyfus/Laurel Funds, Inc.

34.	The Dreyfus/Laurel Funds Trust

35.	The Dreyfus/Laurel Tax-Free Municipal Funds

36.	Dreyfus LifeTime Portfolios, Inc.

37.	Dreyfus Liquid Assets, Inc.

38.	Dreyfus Massachusetts Intermediate Municipal Bond Fund

39.	Dreyfus Massachusetts Municipal Money Market Fund

40.	Dreyfus Midcap Index Fund, Inc.

41.	Dreyfus Money Market Instruments, Inc.

42.	Dreyfus Municipal Bond Fund, Inc.

43.	Dreyfus Municipal Cash Management Plus

44.	Dreyfus Municipal Funds, Inc.

45.	Dreyfus Municipal Money Market Fund, Inc.

46.	Dreyfus New Jersey Intermediate Municipal Bond Fund

47.	Dreyfus New Jersey Municipal Money Market Fund, Inc.

48.	Dreyfus New York Municipal Cash Management

49.	Dreyfus New York Tax Exempt Bond Fund, Inc.

50.	Dreyfus New York Tax Exempt Intermediate Bond Fund

51.	Dreyfus New York Tax Exempt Money Market Fund

52.	Dreyfus U.S. Treasury Intermediate Term Fund

53.	Dreyfus U.S. Treasury Long Term Fund

54.	Dreyfus 100% U.S. Treasury Money Market Fund

55.	Dreyfus Pennsylvania Intermediate Municipal Bond Fund

56.	Dreyfus Pennsylvania Municipal Money Market Fund

57.	Dreyfus Premier California Tax Exempt Bond Fund, Inc.

58.	Dreyfus Premier Equity Funds, Inc.

59.	Dreyfus Premier Fixed Income Funds

60.	Dreyfus Premier International Funds, Inc.

61.	Dreyfus Premier GNMA Fund

62.	Dreyfus Premier Manager Funds I

63.	Dreyfus Premier Manager Funds II

64.	Dreyfus Premier Municipal Bond Fund

65.	Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

66.	Dreyfus Premier New York Municipal Bond Fund

67.	Dreyfus Premier Opportunity Funds

68.	Dreyfus Premier State Municipal Bond Fund

69.	Dreyfus Premier Stock Funds

70.	The Dreyfus Premier Third Century Fund, Inc.

71.	Dreyfus Premier Value Equity Funds

72.	Dreyfus Premier Worldwide Growth Fund, Inc.

73.	Dreyfus Short-Intermediate Government Fund

74.	Dreyfus Premier Short-Intermediate Municipal Bond Fund

75.	The Dreyfus Socially Responsible Growth Fund, Inc.

76.	Dreyfus Stock Index Fund, Inc.

77.	Dreyfus Tax Exempt Cash Management

78.	Dreyfus Treasury Cash Management

79.	Dreyfus Treasury Prime Cash Management

80.	Dreyfus Variable Investment Fund

81.	Dreyfus Worldwide Dollar Money Market Fund, Inc.

82.	General California Municipal Money Market Fund

83.	General Government Securities Money Market Funds, Inc.

84.	General Money Market Fund, Inc.

85.	General Municipal Money Market Funds, Inc.

86.	General New York Municipal Bond Fund, Inc.

87.	General New York Municipal Money Market Fund

88.	Mellon Funds Trust

89.	Strategic Funds, Inc.

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
J. David Officer*	President and Director	President
Ken Bradle**	Executive Vice President and Director	None
Robert G. Capone*****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
Mark A. Keleher******	Executive Vice President	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman****	Executive Vice President	None
James Neiland*	Executive Vice President	None
Sean O’Neil*****	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	None
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Marc S. Isaacson**	Senior Vice President	None
Denise B. Kneeland*****	Senior Vice President	None
Mary T. Lomasney*****	Senior Vice President	None
Barbara A. McCann*****	Senior Vice President	None
Christine Carr Smith******	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
William Germenis*	Vice President – Compliance and Anti-Money Laundering	Anti-Money Laundering
	Officer	Compliance Officer
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
John E. Lane*******	Vice President – Real Estate and Leases	None
Jeanne M. Login*******	Vice President – Real Estate and Leases	None
Edward A. Markward*	Vice President – Compliance	None
Jennifer M. Mills*	Vice President – Compliance	None
Paul Molloy*	Vice President	None
Anthony Nunez*	Vice President – Finance	None
Theodore A. Schachar*	Vice President – Tax	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer

C-12

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

James Bitetto*	Assistant Secretary	Vice President and
Assistant Secretary
James D. Muir*	Assistant Secretary	None
Ken Christoffersen***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is 210 University Blvd., Suite 800, Denver, CO 80206.
****	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
*****	Principal business address is One Boston Place, Boston, MA 02108.
******	Principal business address is 595 Market Street, San Francisco, CA 94105.
*******	Principal business address is 101 Barclay Street, New York 10286.

C-13

Item 28.	Location of Accounts and Records

1.	Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

2.	DST Systems, Inc.
1055 Broadway
Kansas City, MO 64105

3.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Item 29.	Management Services
Not Applicable
Item 30.	Undertakings
None

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 24th day of July, 2008.

THE DREYFUS/LAUREL FUNDS, INC.

BY:	/s/J. David Officer*
/s/J. David Officer, President

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/J. David Officer*	President (Principal Executive Officer)	7/24/2008
J. David Officer

/s/James Windels*	Treasurer (Principal Financial and	7/24/2008
James Windels	Accounting Officer)

/s/Joseph S. DiMartino*	Trustee, Chairman of the Board	7/24/2008
Joseph S. DiMartino

/s/James M. Fitzgibbons*	Trustee	7/24/2008
James M. Fitzgibbons

/s/Kenneth A. Himmel*	Trustee	7/24/2008
Kenneth A. Himmel

/s/Stephen J. Lockwood*	Trustee	7/24/2008
Stephen J. Lockwood

/s/Roslyn M. Watson*	Trustee	7/24/2008
Roslyn M. Watson

/s/Benaree Pratt Wiley*	Trustee	7/24/2008
Benaree Pratt Wiley

*By:	/s/James Bitetto
James Bitetto
Attorney-in-Fact

INDEX OF EXHIBITS
Exhibit No.

N(11) Rule 18f-3 Plan for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Core Equity Fund and Dreyfus Premier Limited Term Income Fund (relating to Class A, Class B, Class C and Class I only), amended as of August 1, 2008.

N(12) Rule 18f-3 Plan for Dreyfus Premier Strategic Income Fund (relating to Class A, Class C and Class I only), amended as of August 1, 2008.